NEWS RELEASE

CONTACT:	Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC.
TO BUY HSE INTEGRATED LTD. FOR CDN $84 MILLION

Houston, Texas, May 1, 2012 – DXP Enterprises, Inc. (NASDAQ: DXPE) and HSE Integrated Ltd. (TSX: HSL) announced today that they have entered into a definitive agreement pursuant to which DXP will acquire all of the issued and outstanding shares of common stock of HSE by way of Plan of Arrangement under Alberta law at a purchase price of Cdn $1.80 per share, for an enterprise value of approximately Cdn $84 million, including Cdn $10.9 million of debt.  The arrangement is subject to approval by a two-thirds vote of HSE's shareholders, and court approval.

HSE Integrated Ltd. is Canada's largest industrial safety services company with approximately 609 full time employees and annual revenues and EBITDA of approximately Cdn $98 and $13 million, respectively.  HSE offers a complete suite of industrial health and safety services including: onsite safety supervision; gas detection; fixed and mobile air quality monitoring; breathing equipment rentals and services; fixed and mobile firefighting and fire protection services and equipment; worker shower (decontamination) services; onsite medical services; first aid; emergency medical response; worker safety training; industrial hygiene services; and safety consulting and supervision.  Upon closing, HSE will be part of DXP's Service Center business segment and Safety Services division.

DXP's President and CEO, David Little said, "We are very pleased to announce our agreement to acquire HSE Integrated Ltd.  HSE is a quality company with great people.  HSE offers us an opportunity to expand and enhance our Safety Services division and Service Center operations while establishing a meaningful presence in Canada.  By adding this experienced team and strategic offering to our suite of Safety Services, we can provide a more comprehensive offering to our customers.  We are excited by our entrance into Canada and the markets HSE covers and we look forward to our future success together."

"We are excited about the opportunity to acquire a leading safety services business and establish our presence across Canada.  The HSE team has done a great job of creating one of the best safety service businesses in the world.  We look forward to growing HSE and adding more of our product divisions in Western and Eastern Canada," stated Kent Yee, Senior Vice President of Corporate Development.

Mac McConnell, DXP's CFO stated, "This transaction will be positive for HSE and DXP's customers and employees.  We anticipate this acquisition to be accretive to earnings and will expand our suite of safety services."

The HSE Board of Directors has unanimously recommended that HSE shareholders vote in favor of the arrangement.  The all-cash deal, which values HSE at Cdn $1.80  per share, is a 59.3 percent premium to its closing price on April 30, 2012.  The offer is subject to customary conditions, applicable regulatory approvals and the absence of a material adverse effect with respect to HSE.

The deal is expected to close in the beginning of the third quarter.

About DXP Enterprises, Inc.
DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, safety and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.
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